PROSPECTUS SUPPLEMENT NO. 6 (To Prospectus Dated August 13, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-145359

THE TRIZETTO GROUP, INC.

$230,000,000

1.125% CONVERTIBLE SENIOR NOTES

DUE APRIL 15, 2012

AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements information contained in that certain prospectus dated August 13, 2007 of The TriZetto Group, Inc. (the “Company”), relating to the offer and sale from time to time of up to $230,000,000 of the Company’s 1.125% Convertible Senior Notes due 2012, or the notes, and 10,467,622 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the section entitled “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

		Number of Shares of Common Stock
Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Beneficially Owned (1)	Offered Hereby (1)
Castlerigg Master Investments Ltd. (2)	$5,000,000	227,557	227,557
CSS, LLC (3)	$1,000,000	45,511	45,511

(1)	Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 45.5114 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes – Conversion Rights – Adjustments to Conversion Rate” in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(2)	Castlerigg Master Investments Ltd. has indicated that Thomas E. Sandell exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by such selling securityholder.

(3)	CSS, LLC has indicated that Nicholas D. Schoewe and Clayton A. Strure exercise voting or investment power over the notes and common stock issuable upon the conversion of the notes held by such selling securityholder.

The date of this prospectus supplement is October 9, 2007.